Exhibit 10(h)

CenterPoint Energy, Inc.
Summary of Certain Compensation Arrangements
of the Executive Chairman of the Board

The following is a summary of certain compensation arrangements payable to Milton Carroll, the Executive Chairman of the Board of Directors (the “Board”) of CenterPoint Energy, Inc. (the “Company”):

•
Mr. Carroll’s annual base salary is increased from $760,000 to $820,000 effective as of April 1, 2020 and continuing thereafter until the termination of Mr. Carroll’s service as Executive Chairman of the Board or as otherwise modified by the Board;

•	Mr. Carroll will receive a 2019 bonus of $500,000; and

•	No changes were made to Mr. Carroll’s long-term incentive compensation target of 325% of base salary.

Mr. Carroll was not granted any additional awards of restricted stock units in 2020, other than in connection with his long-term incentive award noted above.